                                                                    EXHIBIT 99.1

                                 NAVISITE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                 Year ended July 31,
                                      ----------------------------------------
                                         1997          1998          1999
                                      ------------ ------------  -------------
                                       (In thousands, except per share data)
Revenue:
  Revenue...........................  $        --  $        158  $       3,461
  Revenue, related parties..........        3,361         3,871          7,058
                                      -----------  ------------  -------------
     Total revenue..................        3,361         4,029         10,519
Cost of revenue.....................        3,494         8,876         20,338
                                      -----------  ------------  -------------
  Gross profit (loss)...............         (133)       (4,847)        (9,819)
                                      -----------  ------------  -------------
Operating expenses:
  Selling and marketing.............          347         2,530          6,888
  General and administrative........          467         1,412          4,823
  Product development...............           --           287          2,620
                                      -----------  ------------  -------------
     Total operating expenses.......          814         4,229         14,331
                                      -----------  ------------  -------------
Loss from operations................         (947)       (9,076)       (24,150)
Other income (expense):
  Interest expense, net.............           (1)          (85)          (347)
  Other expense, net................           --           (11)           (35)
                                      -----------  ------------  -------------
Net loss............................         (948)       (9,172)       (24,532)
Accretion of dividends on Series C
  and D Convertible Preferred
  Stock.............................           --            --           (172)
                                      -----------  ------------  -------------
Net loss applicable to common
  stockholders......................  $      (948) $     (9,172) $     (24,704)
                                      ===========  ============  =============
Basic and diluted net loss per
  common share......................  $     (0.24) $      (1.14) $       (7.41)
                                      ===========  ============  =============
Basic and diluted weighted average
  number of common shares
  outstanding.......................        4,000         8,017          3,332
                                      ===========  ============  =============
Unaudited pro forma basic and
  diluted net loss per share........                             $       (1.51)
                                                                 =============
Pro forma weighted average number of
  basic and diluted shares
  outstanding.......................                                    16,407
                                                                 =============


          See accompanying notes to consolidated financial statements.